Exhibit 99.1

NEWS RELEASE

Media contact:	Michael J. Olsen, Sr. Vice President of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	February 11, 2013	Financial Media

Otter Tail Corporation Reports Solid Financial Results for 2012 and Provides 2013 Earnings Guidance

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the year ended December 31, 2012.

2012 Summary:

•
The corporation continues to execute on its strategy of de-risking with divestitures of DMS Health Technologies, Inc. (DMS) and DMI Industries, Inc. (DMI) in 2012 and ShoreMaster, Inc. (ShoreMaster) in 2013.

•	Consolidated revenues from continuing operations rose 2.3% to $859.2 million compared with $840.2 million in 2011.
•	Consolidated operating income from continuing operations rose 14.1% to $82.0 million from $71.9 million in 2011.
•
On a non-GAAP basis1, excluding interest and early retirement charges of $9.3 million in 2012 and interest charges of $2.7 million in 2011 related to the corporation’s $50 million, 8.89% Senior Unsecured Note due November 30, 2017, that was retired in July 2012, consolidated net income from continuing operations totaled $48.3 million, or $1.31 per diluted share, compared with $37.6 million, or $1.02 per diluted share, in 2011, a 28.5% improvement.

•	Consolidated net income from continuing operations increased to $39.0 million, or $1.05 per diluted share, from $34.9 million, or $0.95 per diluted share, in 2011.
•	Consolidated net losses from continuing and discontinued operations totaled $5.3 million, or ($0.17) per diluted share, compared with $13.2 million, or ($0.40) per diluted share for 2011.
•	The corporation expects 2013 earnings per share from continuing operations to be in a range of $1.30 to $1.55.

1 This release includes measures of financial performance and presentations of financial information that are not defined by generally accepted accounting principles (GAAP). Management believes that adjusting for certain one-time costs, such as debt prepayment premiums and for interest expense related to the retired debt, and presenting results on the basis of the expected future classification of continuing and discontinued operations will assist investors in making an evaluation of our performance against prior periods on a comparable basis. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with GAAP.

CEO Overview
“We are pleased to have ended the year with a good quarter.  2012 was a year of transformation.  We made significant progress and our company is stronger with enhanced financial stability, more predictable growth, and a lower risk profile,” said Otter Tail Corporation President and CEO Jim McIntyre. “In 2012, we completed the sales of DMS, our health services company, and DMI, our wind tower manufacturer.  And on February 8, 2013 we closed on the sale of substantially all of the assets of ShoreMaster, our waterfront equipment manufacturer. Additionally, we took steps to further strengthen our capital structure and lower our borrowing expense by retiring our $50 million, 8.89% Senior Unsecured Note, in connection with the sale of DMI.

“Completing the sale of DMI and garnering approximately $80 million in net proceeds from the sale of DMI’s fixed assets and monetizing its net working capital helped fund our growth prospects in the Electric segment. We continued to invest in key electric utility opportunities, such as the CapX2020 transmission projects currently under way, the environmental upgrades at Big Stone Plant, and planned Midwest Independent Transmission System Operator (MISO) transmission projects. These projects, which have already received certain regulatory approvals, will generate significant growth for our Electric segment over the next several years.

“We are encouraged by our 2012 performance.  Consolidated operating income rose 14.1%.  Our Electric segment continued its strong performance in 2012.  Moreover, all of our manufacturing and infrastructure businesses, except Foley Company, our mechanical and prime contractor on industrial projects, showed improvement in net income. Our more focused, disciplined approach coupled with improving consumer markets, is benefitting our financial and operating results.

“In 2013 we will work to further improve operational and financial results from all of our businesses. Our goal is to deliver annual growth in earnings per share between four to seven percent over the next several years. The growth is expected to come from the substantial increase in our regulated utility rate base and from planned increased earnings from existing capacity already in place in our manufacturing and infrastructure businesses. As previously indicated, we are targeting approximately 75-85 percent of earnings from our core electric business and 15-25 percent to come from our remaining portfolio of companies.  We believe this is sustainable over time while maintaining strong credit quality, dependable earnings and manageable risk.”

2012 Earnings from Continuing Operations Expectations Met
The following table sets forth actual results against the most recent forecast for 2012 on a GAAP basis, and also shows the effect on a non-GAAP basis of the early retirement of the $50 million, 8.89%  Senior Unsecured Note due 2017.

2012 Earnings Per Share Guidance Range November 5, 2012			2012 GAAP Earnings Per Share	2012 Non- GAAP Items	2012 Non- GAAP Earnings Per Share
	Low	High
Electric	$1.01	$1.06	$1.06	--	$1.06
Manufacturing (without ShoreMaster)	$0.26	$0.30	$0.29	--	$0.29
Net Loss from ShoreMaster	($0.08)	($0.07)	--	--	--
Construction	($0.23)	($0.18)	($0.21)	--	($0.21)
Plastics	$0.32	$0.37	$0.39	--	$0.39
Corporate – Recurring Costs	($0.22)	($0.17)	($0.26)	$0.04	($0.22)
Subtotal	$1.06	$1.31	$1.27	$0.04	$1.31
Corporate – Premium Paid on Debt Extinguishment	($0.22)	($0.22)	($0.22)	$0.22	--
Total – Continuing Operations	$0.84	$1.09	$1.05	$0.26	$1.31
Discontinued Operations:
Net Losses from Discontinued Operations	($1.00)	($0.95)	($1.22)	--	($1.22)
Premium Paid on Debt Extinguishment in Connection with DMI Disposition1	--	--	--	($0.22)	($0.22)
2012 Interest Expense on Debt Extinguished in Connection with DMI Disposition1	--	--	--	($0.04)	($0.04)
Total – Discontinued Operations	($1.00)	($0.95)	($1.22)	($0.26)	($1.48)
Total	($0.16)	$0.14	($0.17)	--	($0.17)

1The corporation retired early its $50 million, 8.89% Senior Unsecured Note due November 30, 2017 from proceeds generated in connection with the divestiture of DMI.  Generally Accepted Accounting Principles require that in order for debt retirement premiums and related interest expense to be reported as discontinued operations, a company must be required by the lender to repay the related debt as a result of the disposition. Although the corporation was not legally obligated to repay the aforementioned note, management believes it is appropriate to associate the 2012 debt prepayment premium and interest expense with its discontinued operations to provide a better indication of future earnings.

Cash Flow from Operations and Liquidity
The corporation’s consolidated cash flow from continuing operations for the year ended December 31, 2012 was $169.0 million compared with $93.7 million for the year ended December 31, 2011. The corporation’s consolidated cash flow from discontinued operations for the year ended December 31, 2012 was $64.6 million, compared with $10.7 million for the year ended December 31, 2011. The corporation used proceeds from the sale of DMI to retire its $50 million, 8.89% Senior Unsecured Note due November 30, 2017. This early retirement reduced the corporation’s long-term debt outstanding and lowered its cost of capital, strengthened its consolidated capital structure and will have a positive effect on future years’ earnings by lowering interest costs.

The following table presents the status of the corporation’s lines of credit as of December 31, 2012:

(in thousands)	Line Limit	In Use On December 31, 2012	Restricted due to Outstanding Letters of Credit	Available on December 31, 2012
Otter Tail Corporation Credit Agreement	$150,000	$--	$733	$149,267
Otter Tail Power Company Credit Agreement	170,000	--	3,189	166,811
Total	$320,000	$--	$3,922	$316,078

Board of Directors Declared Quarterly Dividends
On February 4, 2013 the Board of Directors declared a quarterly common stock dividend of $0.2975 per share, payable March 9, 2013 to shareholders of record on February 15, 2013. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable March 1, 2013 to shareholders of record on February 15, 2013.

2012 Segment Performance Summary
Electric
Electric revenues and net income were $350.8 million and $38.3 million, respectively, compared with revenues of $342.7 million and net income of $38.9 million for 2011. Retail electric revenues increased $4.3 million as a result of:
•	a $2.6 million increase in transmission cost recovery revenues as a result of increased investment in transmission assets,
•	a $1.8 million interim rate refund in 2011 related to amounts collected under interim rates in Minnesota in 2010,
•	a $1.5 million increase in revenue mainly related to rate design changes implemented in Minnesota in October 2011 on finalization of Otter Tail Power Company’s 2010 general rate case, and
•	a $0.9 million increase in retail revenue related to the recovery of increased fuel and purchased power costs, offset by:
•
a $2.3 million decrease in revenues related to a 1.2% reduction in retail kilowatt-hour (kwh) sales between the periods due to an 11% reduction in heating-degree days resulting from significantly milder weather in the first half of 2012, partially offset by a 19.6% increase in cooling-degree days in the summer of 2012 compared with the same periods in 2011, and

•	a $0.2 million reduction in accrued conservation program cost recovery revenues and incentives.

Wholesale electric revenues from company-owned generation decreased $1.6 million due to a 6.7% decline in wholesale kwh sales in combination with a 4.4% decrease in the average price per wholesale kwh sold. This was related to an 8.7% reduction in kwh generation mainly as a result of two major shutdowns of Otter Tail Power Company’s lowest-cost baseload resource, Coyote Station in 2012. The first occurred in the second quarter of 2012 for seven weeks of scheduled maintenance, and the second occurred on November 27, 2012, when an electrical fault caused major damage to the station’s generator, which needed to be moved offsite for repairs estimated to take 10 to 12 weeks. Lower demand in wholesale markets and low natural gas prices for alternative generation also contributed to the reduction in wholesale electric sales.

Net gains from energy trading activities, including net mark-to-market gains on forward energy contracts, decreased $0.9 million mainly as a result of a decrease in mark-to-market gains on open energy contracts, along with a reduction in trading activity.

A $6.1 million increase in other electric operating revenues reflects:

•	a $3.6 million increase in MISO Schedule 26 transmission tariff revenues, driven in part by returns on, and recovery of, CapX2020 investment costs and operating expenses,
•	a $1.5 million increase in revenues earned under agreements for shared use of transmission facilities with other regional transmission providers,
•	$0.9 million in MISO Schedule 26A revenue, new in 2012, mainly related to investments in MISO designated Multi-Value Projects (MVPs),
•	$0.8 million in revenue earned under a contract to upgrade a distribution system for another regional electric service provider, and
•	a $0.7 million increase in MISO Schedule 1 transmission tariff revenues due to 2011 and 2012 changes in the calculation methodology used to determine Schedule 1 revenues, offset by:
•
a $1.3 million reduction in revenue related to a payment received in 2011 from a transmission cooperative to Otter Tail Energy Services Company (OTESCO) for access rights to construct a high voltage transmission line through a wind farm site where OTESCO owned development rights, and for assistance in obtaining easements from landowners.

Fuel costs decreased $2.7 million as a result of a 9.0% decrease in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators, partially offset by a 5.5% increase in the cost of fuel per kwh generated. The decrease in kwh generation was due to the two major maintenance shutdowns of Coyote Station in 2012. The cost of purchased power for retail sales increased $5.7 million as a result of a 28.2% increase in kwhs purchased for system use, partially offset by an 11.7% decrease in the cost per kwh purchased. The increase in kwh purchases was driven by the need to buy replacement power after Coyote Station went off-line in November 2012.

Electric operating and maintenance expenses increased $5.7 million due to the following:
•	a $3.4 million increase in MISO transmission service charges, mainly MISO Schedule 26 charges related to increased investment in transmission facilities by MISO member companies,
•
a $2.2 million increase in labor and benefit expenses mainly due to increases in pension and retiree health benefit costs resulting from a reduction in the discount rate applied to projected benefit obligations,

•	a $1.1 million increase in maintenance expenses at Coyote Station related to its second quarter 2012 seven-week scheduled major maintenance shutdown,
•	a $0.5 million increase in property tax expense related to higher taxes on electric distribution property and increased investments in transmission property,
•	a $0.4 million increase in wind farm maintenance service costs, and
•	a $0.3 million increase in maintenance costs at Big Stone Plant, offset by:
•	a $1.7 million reduction in material and supply costs related to costs incurred in conjunction with a major overhaul of Big Stone Plant in the fourth quarter of 2011, and
•	a $0.4 million reduction in incurred conservation program costs, commensurate with a reduction in accrued revenues related to the future recovery of those costs.

Other Income in the Electric segment increased $0.5 million as a result of:
•
a $0.3 million increase in allowances for equity funds used during construction (AFUDC), mainly related to costs incurred in conjunction with planning and construction of a new air quality control system (AQCS) at Big Stone Plant, and

•	a $0.2 million increase in investment income.

Manufacturing
ShoreMaster’s results have been reclassified to discontinued operations, as it meets the accounting criteria for assets held for sale at the end of 2012 and are no longer included in the Manufacturing segment.

Manufacturing revenues and net income were $209.0 million and $10.7 million, respectively, compared with $189.5 million and $8.2 million for 2011.
•	At BTD, revenues increased $17.7 million and net income increased $1.4 million as a result of higher sales volume due to improved customer demand for products and services.
•
At T.O. Plastics, revenues increased by $1.8 million and net income increased $1.1 million as a result of increased sales of industrial and medical products. Productivity improvements and more selective bidding practices also contributed to the increase in net income at T.O. Plastics.

Construction
Construction revenues and net losses were $149.1 million and $7.7 million, respectively, compared with $184.7 million and $2.2 million for 2011.
•
Foley Company revenues decreased $48.3 million and its net losses increased $7.7 million due to a decrease in work volume and the effect of cost overruns on estimated revenues recognized under percentage-of-completion accounting. Estimated costs on certain large projects in excess of previous period estimates resulted in pretax charges of $14.9 million in 2012 compared with $7.0 million in 2011. Substantially all of these projects had been completed or were in the final stages of completion as of December 31, 2012.

•
Aevenia's revenues and net income increased $12.7 million and $2.2 million, respectively, mainly as a result of an increase in electrical transmission, distribution and substation work in the oil patch region of western North Dakota and improved performance on construction projects.

Plastics
Plastics revenues and net income were $150.5 million and $14.1 million, respectively, compared with revenues of $123.7 million and net income of $5.8 million for 2011. The increase in revenues and net income was due to a 17.0% increase in pounds of pipe sold combined with a 4.1% increase in the price per pound of pipe sold, while the cost per pound of pipe sold decreased by 6.6% between the years. The decrease in the cost per pound of pipe sold was due to lower prices of resin between the years and increased productivity as fixed production costs were spread over a larger volume of pipe produced over longer production runs with less downtime.

Corporate
Corporate expenses, net-of-tax, increased $0.7 million between the years. The increase in corporate expenses includes the $7.9 million after tax charge for the early retirement of long-term debt offset by $7.2 million in net-of-tax reductions in operating expenses, including reductions in compensation and benefit costs and less interest expense due to the retirement of the $50 million Senior Unsecured Note on July 13, 2012 and a $28.5 million reduction in the daily average balance of short-term debt outstanding between the years under the Otter Tail Corporation line of credit.

Discontinued Operations
On February 8, 2013 the corporation closed on the sale of substantially all the assets of ShoreMaster for approximately $13.0 million in cash plus a future working capital true up to be finalized within 180 days of closing. The corporation recorded a $4.6 million net-of-tax impairment of ShoreMaster’s assets in December 2012 based on the market value of ShoreMaster’s assets. On November 30, 2012 the corporation completed the sale of DMI’s assets for total proceeds, net of commissions and selling costs, of $18.1 million. On February 29, 2012 the corporation completed the sale of DMS for $30.0 million in cash. On January 18, 2012, the corporation sold the assets of Aviva Sports, Inc. (Aviva), a wholly owned subsidiary of ShoreMaster that sold various recreational products, for $0.3 million in cash.

On December 29, 2011 the corporation completed the sale of E.W. Wylie Corporation (Wylie), its trucking business, for approximately $25.0 million in cash. The proceeds from the sale of Wylie were used for general corporate purposes. On May 6, 2011 the corporation completed the sale of Idaho Pacific Holdings, Inc. (IPH), its food ingredient processing business, for approximately $86.0 million in cash. The proceeds from the sale, net of $3.0 million deposited in an escrow account, were used to pay down borrowings under the corporation’s then existing credit agreement.

The financial position, results of operations and cash flows of ShoreMaster, DMI, DMS, Aviva, Wylie and IPH are reported as discontinued operations in the corporation’s consolidated financial statements provided at the end of this report. Following are summary presentations of the results of discontinued operations for the years ended December 31, 2012 and 2011:

	For the Year Ended December 31,
(in thousands)	2012	2011
Operating Revenues	$233,059	$403,335
Operating Expenses	233,528	419,221
Asset Impairment Charge	53,320	59,977
Other Income	272	23
Interest Expense	175	242
Income Tax Benefit	(14,982)	(19,255)
Net Loss from Operations	(38,710)	(56,827)
(Loss) Gain on Disposition Before Taxes	(5,216)	14,525
Income Tax Expense on Disposition	315	5,851
Net (Loss) Gain on Disposition	(5,531)	8,674
Net Loss	$(44,241)	$(48,153)

Realigning the corporation’s portfolio of businesses and refocusing its capital investment are important to reducing its risk profile, as well as better supporting its credit metrics, which enhances its ability to support the dividend and capitalize on available growth opportunities. The corporation may continue to pursue other opportunities for strategic realignment.

Fourth Quarter 2012 Consolidated Results

Operating revenues were $212.6 million compared with $207.3 million for the same quarter a year ago. Operating income was $24.2 million compared with $12.6 million for the fourth quarter of 2011.

Net income from continuing operations was $17.1 million compared with $6.0 million in the fourth quarter of 2011. Fourth quarter 2012 net income from continuing operations includes increases in net income in all of the corporation’s operating segments.

Net income from continuing and discontinued operations was $3.0 million compared with a net loss of $44.1 million in the fourth quarter of 2011. The fourth quarter 2011 net loss from continuing and discontinued operations mainly reflects a net loss from discontinued operations of $50.1 million, which included:

•	a $39.1 million net-of-tax asset impairment charge at DMS resulting from the write down of DMS to its fair value based on DMS’s indicated sales price, and

•	a $3.8 million after-tax loss on the sale of Wylie.

Diluted earnings per share from continuing operations were $0.47 compared with $0.16 for the fourth quarter of 2011. Diluted earnings (losses) per share from continuing and discontinued operations were $0.08 compared with ($1.23) for the fourth quarter of 2011.

2013 Business Outlook
The corporation anticipates 2013 diluted earnings per share to be in the range of $1.30 to $1.55. This guidance reflects the current mix of businesses owned by the corporation as it starts out 2013. It considers the cyclical nature of some of the corporation’s businesses and reflects challenges presented by current economic conditions, as well as the corporation’s plans and strategies for improving future operating results. The corporation’s current consolidated capital expenditures expectation for 2013 is in the range of $200 million to $210 million. This compares with $116 million of capital expenditures in 2012. The major project contributing to the increase in planned expenditures is the new AQCS for Big Stone Plant to meet requirements of the federal Clean Air Act and regional haze regulations. The corporation plans to invest in generation and transmission projects for the Electric segment that are expected to positively impact the corporation’s earnings and returns on capital. In addition to the AQCS project, current Electric segment projects include investment in three MISO-determined MVP transmission projects that will serve the nine-state MISO region, of which one is a CapX2020 project already under way, and investment with other utilities in one other remaining CapX2020 transmission project also under way.

Segment components of the corporation’s 2013 earnings per share guidance range are as follows:

	GAAP 2012 EPS by Segment	2013 EPS Guidance

		Low	High
Electric	$1.06	$1.06	$1.11
Manufacturing	$0.29	$0.31	$0.36
Construction	($0.21)	$0.06	$0.11
Plastics	$0.39	$0.16	$0.21
Corporate	($0.26)	($0.29)	($0.24)
Subtotal – Continuing Operations	$1.27	$1.30	$1.55
Corporate – Premium Paid on Debt Extinguishment	($0.22)
Total – Continuing Operations	$1.05	$1.30	$1.55

Contributing to the earnings guidance for 2013 are the following items:

•
The corporation expects net income to increase slightly in its Electric segment in 2013 compared with 2012. This is based on rider recovery increases and an increase in AFUDC related to larger construction expenditures, offset by lower conservation improvement program incentives and increases in operating and maintenance expenses due to higher benefit costs. Otter Tail Power Company’s pension benefit costs for the corporation’s noncontributory funded pension plan are expected to increase by $2.7 million in 2013, reflecting a change in the assumed rate of return on pension plan assets from 8.0% in 2012 to 7.75% in 2013 and a decrease in the estimated discount rate used to determine annual benefit cost accruals from 5.15% in 2012 to 4.50% in 2013.

•	The corporation expects earnings from its Manufacturing segment to improve in 2013 due to the following factors:
o	Increased order volume and continuing improvement in economic conditions in the industries BTD serves,
o	A slight increase in earnings from T.O. Plastics, and
o	Backlog for the manufacturing companies of approximately $124 million for 2013 compared with $115 million one year ago.

•
The corporation expects higher net income from its Construction segment in 2013 as it has implemented improved cost control processes in construction management and selectively bid on projects with the potential for higher margins. 2012 was negatively impacted by the results on certain large projects at Foley. These projects are now substantially completed and Foley’s internal bidding and estimating project review procedures have been improved such that the corporation does not expect to see similar losses in 2013. Backlog in place for the construction businesses is $151 million for 2013 compared with $106 million one year ago.

•
The Plastics segment experienced its second best earnings year in its history in 2012 due in part to certain market and weather related events that are not expected to recur in 2013.  Accordingly, the corporation expects 2013 net earnings for Plastics to be lower based on the market and weather conditions currently being experienced.

•	Corporate general and administrative costs are expected to remain relatively flat between the years.

The sales of DMI and ShoreMaster were strategic decisions by management to monetize assets and divest of companies that do not fit with the corporation’s current operating plans. The divestitures free up liquidity going forward for upcoming Electric segment capital investments. The corporation will continue to review its portfolio to see where additional opportunities exist to improve its risk profile, improve credit metrics and generate additional sources of cash to support the future capital expenditure plans of its Electric segment. This will result in a larger percentage of the corporation’s earnings coming from Otter Tail Power Company, its most stable and relatively predictable business, and is consistent with the strategy to grow this business given its current investment opportunities.

The following table shows the corporation’s 2012 actual and 2013 through 2017 anticipated capital expenditures and electric utility average rate base:

(in millions)	2012	2013	2014	2015	2016	2017
Capital Expenditures:
Electric Segment:
Transmission		$ 60	$ 45	$ 56	$ 69	$ 118
Environmental		89	99	72	1	--
Other		33	41	42	43	43
Total Electric Segment	$ 102	$ 182	$ 185	$ 170	$ 113	$ 161
Manufacturing and Infrastructure Segments	14	22	19	19	15	20
Total Capital Expenditures	$ 116	$ 204	$ 204	$ 189	$ 128	$ 181
Total Electric Utility Average Rate Base	$ 694	$ 789	$ 919	$1,061	$1,134	$1,197

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2013 through 2017 timeframe. The corporation intends to maintain its equity-to-total capitalization ratio near its present level of 52% in its Electric segment and will seek to earn its authorized overall return on equity of approximately 10.5% in the utility’s regulatory jurisdictions.

CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on February 12, 2013, at 10:00 a.m. CST to discuss the company’s financial and operating performance.

The presentation will be posted on the corporation’s website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the Internet broadcast.  An archived copy of the webcast will be available on our website shortly following the call.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2013 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

•	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

•
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

•
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

•
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

•
The corporation made a $10.0 million discretionary contribution to its defined benefit pension plan in January 2013. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

•	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

•
A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

•
The corporation currently has $7.3 million of goodwill and a $1.1 million indefinite-lived trade name recorded on its consolidated balance sheet related to the acquisition of Foley Company in 2003. Foley Company generated a large operating loss in 2012 due to significant cost overruns on certain construction projects. If operating margins do not meet the corporation’s projections, the reductions in anticipated cash flows from Foley Company may indicate that its fair value is less than its book value, resulting in an impairment of some or all of the goodwill and indefinite-lived trade name associated with Foley along with a corresponding charge against earnings.

•
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

•	Economic conditions could negatively impact the corporation’s businesses.

•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

•	The corporation’s plans to grow and realign its business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

•
The corporation may, from time to time, sell assets to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of the corporation’s businesses could expose the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

•	The corporation’s plans to grow and operate businesses outside of its electric utility, while also owning a regulated utility, could be limited by state law.

•
The corporation’s subsidiaries enter into construction contracts which could expose them to unforeseen costs and costs not within their control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

•	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

•	The corporation is subject to risks associated with energy markets.

•	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

•
A significant failure or an inability to properly bid or perform on projects or contracts by the corporation’s construction businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

•
The corporation relies on its information systems to conduct its business, and failure to protect these systems against security breaches could adversely affect its business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

•
The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

•	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

•
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

•
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

•	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, and infrastructure businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and twelve months ended December 31, 2012 and 2011 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

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Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts

	Quarter Ended December 31,		Year-to-Date December 31,
	2012	2011	2012	2011
Operating Revenues by Segment
Electric	$93,235	$87,928	$350,765	$342,727
Manufacturing	49,874	50,005	208,965	189,459
Construction	37,610	44,762	149,092	184,657
Plastics	31,935	24,587	150,517	123,669
Corporate Revenue and Intersegment Eliminations	(22)	(17)	(100)	(343)
Total Operating Revenues	212,632	207,265	859,239	840,169
Operating Expenses
Fuel and Purchased Power	32,343	28,972	115,468	112,468
Nonelectric Cost of Goods Sold (depreciation included below)	95,264	104,208	417,138	421,650
Electric Operating and Maintenance Expense	32,532	33,908	131,789	126,053
Nonelectric Operating and Maintenance Expense	13,316	12,240	52,621	49,296
Asset Impairment Charge	--	470	432	470
Depreciation and Amortization	15,024	14,826	59,764	58,335
Total Operating Expenses	188,479	194,624	777,212	768,272
Operating Income (Loss) by Segment
Electric	17,660	14,400	61,025	63,453
Manufacturing	5,296	3,200	21,087	15,832
Construction	(1,018)	(3,003)	(12,274)	(2,892)
Plastics	6,003	1,696	25,953	10,951
Corporate	(3,788)	(3,652)	(13,764)	(15,447)
Total Operating Income	24,153	12,641	82,027	71,897
Loss on Early Retirement of Debt	--	--	13,106	--
Interest Charges	6,935	8,490	31,905	35,629
Other Income	1,806	1,147	4,085	2,763
Income Tax Expense (Benefit) – Continuing Operations	1,933	(694)	2,133	4,121
Net Income (Loss) by Segment – Continuing Operations
Electric	11,928	9,458	38,341	38,886
Manufacturing	2,796	2,123	10,676	8,229
Construction	(437)	(1,884)	(7,689)	(2,204)
Plastics	3,484	903	14,113	5,811
Corporate	(680)	(4,608)	(16,473)	(15,812)
Net Income from Continuing Operations	17,091	5,992	38,968	34,910
Discontinued Operations
Loss - net of Income Tax Expense (Benefit)
of $2,800, ($792), $6,231 and ($1,811) for the respective periods	(7,489)	(3,470)	(6,603)	(14,294)
Impairment Loss - net of Income Tax (Benefit) of ($3,099),
($17,444), ($21,213) and ($17,444) for the respective periods	(4,648)	(42,533)	(32,107)	(42,533)
(Loss) Gain on Disposition - net of Income Tax Expense
of $484, $2,638, $315 and $5,851 for the respective periods	(1,987)	(4,124)	(5,531)	8,674
Net Loss from Discontinued Operations	(14,124)	(50,127)	(44,241)	(48,153)
Total Net Income (Loss)	2,967	(44,135)	(5,273)	(13,243)
Preferred Dividend Requirement and Other Adjustments	185	184	736	1,058
Balance for Common	$2,782	$(44,319)	$(6,009)	$(14,301)
Average Number of Common Shares Outstanding
Basic	36,062,110	35,952,639	36,047,984	35,922,155
Diluted	36,256,350	36,112,867	36,242,224	36,082,383

Basic Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$0.47	$0.16	$1.06	$0.95
Discontinued Operations (net of other adjustments)	(0.39)	(1.39)	(1.23)	(1.35)
	$0.08	$(1.23)	$(0.17)	$(0.40)
Diluted Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$0.47	$0.16	$1.05	$0.95
Discontinued Operations (net of other adjustments)	(0.39)	(1.39)	(1.22)	(1.35)
	$0.08	$(1.23)	$(0.17)	$(0.40)

Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands

	December 31,	December 31,
	2012	2011

Current Assets
Cash and Cash Equivalents	$52,362	$15,994
Accounts Receivable:
Trade—Net	91,170	93,392
Other	7,684	8,660
Inventories	69,336	68,743
Deferred Income Taxes	30,964	9,523
Unbilled Revenue	15,701	13,719
Costs and Estimated Earnings in Excess of Billings	3,663	12,211
Regulatory Assets	25,499	27,391
Other	8,161	15,009
Assets of Discontinued Operations	19,092	209,929
Total Current Assets	323,632	474,571

Investments	9,471	11,093
Other Assets	26,222	26,997
Goodwill	38,971	39,118
Other Intangibles—Net	14,305	15,286

Deferred Debits
Unamortized Debt Expense	5,529	6,458
Regulatory Assets	134,755	124,137
Total Deferred Debits	140,284	130,595

Plant
Electric Plant in Service	1,423,303	1,372,534
Nonelectric Operations	186,094	177,328
Construction Work in Progress	77,890	52,751
Total Gross Plant	1,687,287	1,602,613
Less Accumulated Depreciation and Amortization	637,835	599,751
Net Plant	1,049,452	1,002,862
Total	$1,602,337	$1,700,522

Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands

	December 31,	December 31,
	2012	2011

Current Liabilities
Current Maturities of Long-Term Debt	$176	$165
Accounts Payable	88,406	80,457
Accrued Salaries and Wages	20,571	15,862
Billings In Excess Of Costs and Estimated Earnings	16,204	9,175
Accrued Taxes	12,047	11,696
Derivative Liabilities	18,234	18,770
Other Accrued Liabilities	6,334	5,540
Liabilities of Discontinued Operations	11,156	50,691
Total Current Liabilities	173,128	192,356

Pensions Benefit Liability	116,541	106,818
Other Postretirement Benefits Liability	58,883	48,263
Other Noncurrent Liabilities	22,244	18,102

Deferred Credits
Deferred Income Taxes	171,787	173,312
Deferred Tax Credits	31,299	33,182
Regulatory Liabilities	68,835	69,106
Other	466	520
Total Deferred Credits	272,387	276,120

Capitalization
Long-Term Debt, Net of Current Maturities	421,680	471,915

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	180,842	180,509
Premium on Common Shares	253,296	253,123
Retained Earnings	92,221	141,248
Accumulated Other Comprehensive Loss	(4,385)	(3,432)
Total Common Equity	521,974	571,448
Total Capitalization	959,154	1,058,863
Total	$1,602,337	$1,700,522

Otter Tail Corporation
Consolidated Statements of Cash Flows

	For the Year Ended December 31,
In thousands	2012	2011
Cash Flows from Operating Activities
Net Loss	$(5,273)	$(13,243)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Net Loss (Gain) from Sale of Discontinued Operations	5,531	(8,674)
Net Loss from Discontinued Operations	38,710	56,827
Depreciation and Amortization	59,764	58,335
Asset Impairment Charge	432	470
Premium Paid for Early Retirement of Long-Term Debt	12,500	--
Deferred Tax Credits	(2,091)	(2,386)
Deferred Income Taxes	11,459	10,661
Change in Deferred Debits and Other Assets	(4,802)	(25,053)
Discretionary Contribution to Pension Plan	(10,000)	--
Change in Noncurrent Liabilities and Deferred Credits	32,718	35,178
Allowance for Equity (Other) Funds Used During Construction	(1,168)	(861)
Change in Derivatives Net of Regulatory Deferral	718	72
Stock Compensation Expense – Equity Awards	1,311	2,177
Other—Net	4,500	6,496
Cash Provided by (Used for) Current Assets and Current Liabilities:
Change in Receivables	2,430	(7,952)
Change in Inventories	(687)	(5,286)
Change in Other Current Assets	7,019	(1,072)
Change in Payables and Other Current Liabilities	30,056	(4,775)
Change in Interest Payable and Income Taxes Receivable/Payable	(14,141)	(7,236)
Net Cash Provided by Continuing Operations	168,986	93,678
Net Cash Provided by Discontinued Operations	64,561	10,705
Net Cash Provided by Operating Activities	233,547	104,383
Cash Flows from Investing Activities
Capital Expenditures	(115,762)	(67,360)
Proceeds from Disposal of Noncurrent Assets	4,889	1,923
Net Increase in Other Investments	(1,037)	(40)
Net Cash Used in Investing Activities - Continuing Operations	(111,910)	(65,477)
Net Proceeds from Sale of Discontinued Operations	42,229	107,310
Net Cash Used in Investing Activities - Discontinued Operations	(13,896)	(36,410)
Net Cash (Used in) Provided by Investing Activities	(83,577)	5,423
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	--	(7,268)
Net Short-Term Repayments	--	(79,490)
Common Stock Issuance Expenses	(370)	--
Payments for Retirement of Common Stock	(111)	(1,182)
Proceeds from Issuance of Long-Term Debt	--	142,006
Short-Term and Long-Term Debt Issuance Expenses	(897)	(1,666)
Payments for Retirement of Long-Term Debt	(50,224)	(100,796)
Premium Paid for Early Retirement of Long-Term Debt	(12,500)	--
Dividends Paid and Other Distributions	(43,976)	(43,923)
Net Cash Used in Financing Activities - Continuing Operations	(108,078)	(92,319)
Net Cash Used in Financing Activities - Discontinued Operations	(4,278)	(3,184)
Net Cash Used in Financing Activities	(112,356)	(95,503)
Net Change in Cash and Cash Equivalents – Discontinued Operations	(1,246)	2,015
Effect of Foreign Exchange Rate Fluctuations on Cash – Discontinued Operations	--	(324)
Net Change in Cash and Cash Equivalents	36,368	15,994
Cash and Cash Equivalents at Beginning of Period	15,994	--
Cash and Cash Equivalents at End of Period	$52,362	$15,994